Exhibit 10.106

CONSULTING AGREEMENT

     This Agreement is effective as of the 1st day of April, 2005, by and between XRG, INC., a Delaware corporation (“Company”) and MICHAEL CONROY (“Consultant”). The Company and the Consultant shall generically be referred to individually as the “Party” and collectively referred to as the “Parties”.

     Consultant has background and experience in management consulting, including business and strategic planning, financial statement preparation, SEC financial reporting and the design, development and implementation of accounting systems. Consultant is willing to provide services to the Company based on this background and experience. The Company desires to have services provided by Consultant.

     Therefore, the Parties agree as follows:

1. DESCRIPTION OF SERVICES. During the term of this Agreement, Consultant shall provide the Company with regular and customary financial and management consulting advice as is reasonably requested by the Company (hereinafter “Services”). Consultant shall not be required to undertake duties not reasonably within the scope of the financial and management services contemplated by this Agreement. Services include, but are not limited to:

     1.1 Rendering advice and providing services with regarding to the following accounting functions and matters:

(i)	develop usable and accurate daily cash management reports;

(ii)	assist in the implementation and operation of the Company’s accounting and management information systems;

(iii)	facilitate the consolidation of bank accounts;

(iv)	assist the Company in preparing for the audit of its March 31, 2005 financial statements and related Form 10-K;

(v)	assist in the timely preparation of monthly financial statements;

(vi)	assist in the timely reconciliation of bank accounts;

(vii)	assist in the preparation of client prepared documents in connection with the 2005 audit;

(viii)	assist in the integration and treasury functions pursuant to the Administrative Services Agreement with R&R Express, Inc.

     1.2 Rendering advice with regard to any of the following corporate matters:

(i)	changes in the capitalization of the Company;

(ii)	changes in the Company’s corporate structure;

(iii)	the formation of corporate goals and their implementation;

(iv)	supervision of accounting staff;

(v)	establishing and implementing business development goals and strategies;

(iv)	operational management oversight and recommendations regarding the Company’s or its subsidiaries operations;

(v)	performing market and competitive analysis.

2. PERFORMANCE OF SERVICES. Consultant agrees to make his services available three (3) days a week during normal business hours. Consultant will make himself available at the Company’s offices during normal business hours. The Consultant understands it may be necessary from time-to-time to travel to the terminals serviced by the Company and the R&R Express administrative offices in Pittsburgh, Pennsylvania. The Company understands and agrees that a portion of the services provided by the Consultant may be performed at the Consultant’s home and the Company does not object to the Consultant providing such services off-site.

3. PAYMENT FOR SERVICES; OPTIONS; EXPENSES. As consideration for the performance of the Services, the Company shall pay Consultant the following:

     (a) Consulting Fee. The Company shall pay Consultant a fee equal to $100.00 per hour based upon the Consultant providing thirty (30) hours of services per week. The Consultant will not be required to provide time sheets or other detailed time keeping documentation. If the Consultant works more than thirty (30) hours per week, he shall be entitled to the actual number of hours worked for that week multiplied by $100.00 per hour. Consultant shall be paid on a bi-weekly basis, and shall provide the Company bi-weekly invoicing evidencing the number of hours the Consultant worked for the bi-weekly remuneration period.

     (b) Expenses. The Company shall reimburse Consultant for all reasonable, ordinary and necessary travel, seminar, entertainment and miscellaneous expenses incurred in connection with the performance of the Services, provided that the Consultant properly accounts for such expenses to the Company in accordance with the Company’s policies and practices. The Consultant shall be responsible for his own automobile related expenses.

     (c) Stock Options. Upon execution of this Agreement, Consultant shall receive a nonqualified stock option agreement, which entitles the Consultant to receive up to 150,000 shares of the Company’s Common Stock in accordance with the terms and conditions of a stock option agreement between the Consultant and the Company. The options shall have an exercise price of $.01 and will be exercisable for five (5) years, or through March 31, 2010. The options shall vest based upon the Company achieving certain bench marks as set forth in the following table:

Bench Mark	# of Options
Timely filing of March 31, 2005 Form 10-K (including a 12-b25 15 day extension)	80,000

Development of Usable and Accurate Daily Cash Management Reports	25,000

Integration of Treasury and Accounting Functions with R&R Express, Inc. Pursuant to Administrative Services Agreement, a copy of which is attached	15,000

Completion of Monthly Financial Statements within 15 business days of prior month end for at least two (2) consecutive months	15,000

Completion of Bank Reconciliations Within 15 business days of prior month End for at least two (2) consecutive months	15,000

4. TERM/TERMINATION. The term of this Agreement is for six (6) months through October 31, 2005. This Agreement may be terminated by either party with 30 days written notice.

     If the Consultant resigns or this consulting arrangement is terminated by either party, then the Company shall be obligated to pay the Consultant the balance of the fees payable hereunder through the effective date of Consultant’s termination or resignation. In the event of termination of this Consulting Agreement prior to its expiration, all unvested options granted to the Consultant referenced in Section 3(c) shall terminate and be of no further force and effect.

5. RELATIONSHIP OF PARTIES. It is understood by the Parties that Consultant is an independent contractor working on a non-agency basis with respect to the Company, and not an employee of Company. Company will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefits for Consultant.

6. WORK PRODUCT. Any and all information, documentation, inventions, business methods, concepts, financial plans, marketing plans and methods,

customer lists, product ideas, trademarks, logos, trade names and other work product created or developed by Consultant during the performance of the Services relating to business of the Company shall be the sole and exclusive property of the Company with the Company owning exclusively all proprietary and intellectual property rights therein, including, without limitation, the sole and exclusive right to commercialize any such work product.

7. ASSIGNABILITY. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, provided that such successor or assign shall acquire all or substantially all of the assets and business of the Company. Consultant’s rights and obligations hereunder may not be assigned or alienated without the prior written consent of the Company and any attempt to do so by Consultant will be void.

8. SEVERABILITY. If any provision of this Agreement is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this Agreement shall be considered divisible as to such provision and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from either of the parties to the other. The remaining provisions of this Agreement shall be valid and binding.

9. NOTICES. Notices given pursuant to the provisions of this Agreement shall be sent by certified mail, postage prepaid, or by overnight courier to the following addresses:

To the Company:	XRG, Inc.
601 Cleveland Street, Suite 820
Clearwater, FL 33755-4169

To the Consultant:	Michael Conroy

     Either party may, from time to time, designate any other address to which any such notice to it or him shall be sent. Any such notice shall be deemed to have been delivered upon the earlier of actual receipt or four days after deposit in the mail, if by certified mail.

10. MISCELLANEOUS.

     (a) Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal, substantive laws of the State of Florida without giving effect to the conflict of laws rules thereof. Venue shall exclusively be with a court having jurisdiction in Pinellas County, Florida.

     (b) Waiver/Amendment. The waiver by any party to this Agreement of a breach of any provision hereof by any other party shall not be construed as a waiver of any subsequent breach by any party. No provision of this Agreement may be terminated, amended, supplemented, waived or modified other than by an instrument in writing signed by the party against whom the enforcement of the termination, amendment, supplement, waiver or modification is sought.

     (c) Attorney’s Fees. In the event any action is commenced, the prevailing party shall be entitled to reasonable attorney’s fee, costs and expenses.

     (d) Entire Agreement. This Agreement represents the entire agreement between the parties with respect to the subject matter hereof and replaces and supersedes any prior agreements or understandings.

     (e) Counterparts. This Agreement may be executed in counterparts, all of which shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the Company and Consultant have executed this Agreement as of the day and year first above written.

COMPANY:

WITNESSES:	XRG, INC.

By:

Print Name:	Print Name:

Title:

Print Name:

CONSULTANT:

Print Name:	Michael Conroy

Print Name:

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